Exhibit 99.1

THE ST. JOE COMPANY REPORTS THIRD QUARTER AND FIRST NINE MONTHS OF 2026 RESULTS AND INCREASES QUARTERLY DIVIDEND BY 13% TO $0.18 PER SHARE

Highlights for the third quarter of 2026 as compared to the third quarter of 2025.  The comparability of period over period results is impacted by the sale of the Watercrest joint venture senior living community property in the third quarter of 2025, which contributed $41.0 million of real estate revenue and $19.4 million in gross profit.

•	Quarterly net income decreased by 5% to $36.9 million, or $0.65 per share, from $38.7 million, or $0.67 per share.

•	Operating income increased by 16% to $61.5 million from $52.9 million.

•	Quarterly revenue decreased by 3% to $156.2 million from $161.1 million.

•	Real estate revenue decreased by 9% to $76.1 million from $83.8 million.

•	Hospitality revenue increased by 9% to a third quarter record of $66.0 million from $60.6 million.

•

In the third quarter of 2026, the Company repurchased $27.2 million of the Company’s common stock (412,800 shares), funded $22.8 million in capital expenditures, paid $9.1 million in cash dividends and repaid $8.8 million of debt.

Highlights for the first nine months of 2026 as compared to the first nine months of 2025:

•	Net income increased by 7% to $91.3 million, or $1.60 per share, from $85.7 million, or $1.48 per share.

•	Operating income increased by 26% to $134.5 million from $106.8 million.

•	Total revenue increased by 8% to $414.1 million from $384.4 million.

•	Real estate revenue increased by 12% to $185.4 million from $166.0 million.

•	Hospitality revenue increased by 9% to a Company first nine months record of $184.9 million from $169.0 million.

•

The Company funded $67.5 million in capital expenditures, primarily for growth, repurchased $64.9 million of the Company’s common stock (988,637 shares), repaid $30.6 million of debt and paid $27.4 million in cash dividends.

Panama City Beach, Florida – (October 28, 2026) – The St. Joe Company (NYSE: JOE) (the “Company,” “we,” or “our”) today reports third quarter and first nine months of 2026 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “Although the Watercrest joint venture property sale totaling $41.0 million in the third quarter of 2025 boosted prior year results, the third quarter of 2026 had organic growth.  The first nine months of 2026 results exceeded both revenue and net income, when compared to the strong results in the prior year period.  In the third quarter, we moved forward with a second phase of the Latitude Margaritaville Watersound joint venture that will add approximately 3,500 additional homes to the community, for a total of approximately 7,200 planned residential homes.  Through the first nine months of 2026, sales at the Latitude Margaritaville Watersound community increased by 24%, as compared to the same period in 2025.  The growth of the Latitude Margaritaville Watersound community, together with the previously announced new master planned community for PulteGroup in the Pigeon Creek DSAP will create continued demand for the Watersound West Bay Center, the Company’s emerging commercial lifestyle town center planned for a minimum of 500,000 square feet of commercial leasing space.  Currently, there is 69,134 square feet of commercial leasing space under construction adding to the 33,182 square feet of space existing at the center.  The community in Pigeon Creek DSAP is expected to break ground in the first part of 2027 and is planned for approximately 3,000 homes.”

Mr. Gonzalez continued, “In the third quarter, we completed another strong peak season in the Company’s hospitality segment.  Total revenue increased by 9% to a Company third quarter record of $66.0 million when compared to $60.6 million for the third quarter of 2025.  Our hotel revenue increased by 7% and our club revenue increased by 14%.  In addition to this growth, hospitality gross margins improved to 37% for the third quarter of 2026, from 35% for the third quarter in 2025.  We continue to expand the geography from where our hotel guests travel to our properties, with the highest growth coming from the states of New York, South Carolina, Illinois, and Michigan.  Through the end of September 2026, we had guests from all 50 states stay in our hotels.”

Mr. Gonzalez concluded, “The Company continues to implement a measured and multi-faceted capital allocation strategy. As a diversified real estate operating company, capital allocation decisions may vary quarter to quarter based on market conditions, the timing of the growth of seeding and harvesting cycles, the timing of open and closed periods, and other factors. For the third quarter of 2026, the Company allocated 40% of capital to stock repurchases, 34% to capital expenditures for growth, 13% to debt repayment, and 13% to dividends. We have continued to expand our stock repurchase program. For the first nine months of 2026, the Company used $64.9 million to repurchase common stock, an increase of 161% as compared to $24.9 million for the first nine months of 2025. As of September 30, 2026, the Company had 56,578,851 outstanding shares, which is the lowest number of outstanding shares since 1997.”

Consolidated Third Quarter and First Nine Months of 2026 Results

Total consolidated revenue for the third quarter of 2026 decreased by 3% to $156.2 million, as compared to $161.1 million for the third quarter of 2025.  In the third quarter of 2025, the Watercrest joint venture sold its senior living community property to a third party for $41.0 million, resulting in gross profit of $19.4 million.   During the third quarter of 2026, hospitality revenue increased by 9% to a Company third quarter record of $66.0 million.  Real estate revenue decreased by 9% to $76.1 million and leasing revenue decreased by 16% to $14.1 million during the third quarter of 2026, primarily due to the sale of the Watercrest joint venture senior living community property in September 2025, which resulted in $41.0 million in real estate revenue for the third quarter of 2025.

In September 2026, the Company sold additional land to the Latitude Margaritaville Watersound joint venture for a contractual value of $50.4 million, which will be received by the Company at an average of $14,400 per unit, as each home is sold by the joint venture.  The per unit amount is for raw land and not per developed homesite since the joint venture will develop the homesites.  The land sale is estimated to add approximately 3,500 additional homesites to the joint venture bringing the planned community to an estimated total of 7,200 homes.  As of September 30, 2026, there were 2,426 completed transactions and an additional 222 homes under contract.  Based on the additional 3,500 residential homesites, the $50.4 million contractual value of the land sale represents a 44% increase in the land price as compared to the average of $10,000 per unit in the initial transaction in June 2020.

In the third quarter of 2026, the Company recognized the net present value of the $50.4 million total contractual value of the additional land sale at $31.4 million as real estate revenue, with $9.6 million cost of real estate revenue, which represents the Company’s basis in the land sale, resulting in operating income of $21.8 million.  The initial net present value of the land sale was based on the Company’s best estimate of the prevailing market rate for the source of credit using an imputed interest rate of 8.0% and timing of home sales.  The Company eliminated $10.9 million of the operating income in equity in (loss) income from unconsolidated joint venture for net income before income taxes of $10.9 million for the third quarter of 2026.  This eliminated $10.9 million gain related to the land sale will be reversed as homes are transacted by the joint venture in the community.  The remaining gain, totaling $19.0 million, will be recognized over time as interest income from the sale to the joint venture.  In total, the $50.4 million contractual value of the land sale will result in $40.8 million in pre-tax income for the Company over time.

For the nine months ended September 30, 2026, total consolidated revenue increased by 8% to $414.1 million, as compared to $384.4 million for the first nine months of 2025.  Real estate revenue increased by 12% to $185.4 million and hospitality revenue increased by 9% to a Company first nine months record of $184.9 million.  Leasing revenue decreased by 11% to $43.8 million for the nine months ended September 30, 2026, primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.

The Company has joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended September 30, 2026, these unconsolidated joint ventures had $51.2 million of revenue, as compared to $57.0 million for the same period in 2025.  The decrease is primarily due to the timing and number of home sales completed by the Latitude Margaritaville Watersound joint venture.  For the third quarter of 2026, there were 67 completed home sales in the Latitude Margaritaville Watersound unconsolidated joint venture as compared to 82 completed home sales in the third quarter of 2025.  In the third quarter of 2026, the Latitude Margaritaville Watersound joint venture placed 106 homes under contract, a 49% increase in net new contracts, compared to 71 net new contracts in the third quarter of 2025.

For the first nine months of 2026, these unconsolidated joint ventures had $166.4 million of revenue, as compared to $270.1 million for the first nine months of 2025.  For the first nine months of 2026, there were 236 completed home sales in the Latitude Margaritaville Watersound unconsolidated joint venture, as compared to 411 completed home sales for the first nine months of 2025.  For the first nine months of 2026, the Latitude Margaritaville Watersound joint venture placed 309 homes under contract, a 24% increase in net new contracts, compared to 249 net new contracts for the first nine months of 2025.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy, which generates substantial financial returns for the Company.

Net income attributable to the Company for the third quarter of 2026 decreased by 5% to $36.9 million, or $0.65 per share, as compared to net income of $38.7 million, or $0.67 per share, for the same period in 2025.  Net income for the first nine months of 2026 increased by 7% to $91.3 million, or $1.60 per share, as compared to net income of $85.7 million, or $1.48 per share, for the same period in 2025.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended September 30, 2026, decreased by 7% to $64.1 million, as compared to $68.8 million for the same period in 2025.  EBITDA for the nine months ended September 30, 2026, increased by 2% to $167.4 million, as compared to $164.6 million for the first nine months of 2025.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On October 28, 2026, the Board of Directors declared a cash dividend of $0.18 per share on the Company’s common stock, payable on December 11, 2026, to shareholders of record as of the close of business on November 12, 2026.  The fourth quarter dividend represents a 13% increase from the third quarter 2026 dividend of $0.16 per share.  Since initiating the current dividend program in 2020 at $0.07 per share, the Company has increased the quarterly dividend payments by 157% to $0.18 per share.

Real Estate

For the third quarter of 2026, total real estate revenue decreased by 9% to $76.1 million, as compared to $83.8 million for the third quarter of 2025, primarily due to the sale of the Watercrest joint venture senior living community property for $41.0 million in the third quarter of 2025, partially offset by the $31.4 million sale of additional land to the Latitude Margaritaville

Watersound joint venture, in the third quarter of 2026.  Residential real estate volume totaled 80 homesites, 5 townhomes in the Watersound Villas on the Fairway community and an unimproved residential land sale totaling $31.4 million to the Latitude Margaritaville Watersound joint venture, in the third quarter of 2026, as compared to 189 homesites and 8 townhomes in the Watersound Villas on the Fairway community, in the third quarter of 2025.

For the third quarter of 2026, there were three commercial, forestry and hospitality real estate sales totaling $22.5 million, as compared to four commercial, forestry and hospitality real estate sales totaling $44.1 million for the third quarter of 2025.  The 2026 transactions include the sale of the WindMark Beach Town Center for $10.3 million while the 2025 transactions include the Watercrest joint venture senior living community property sale for $41.0 million.

As of September 30, 2026, the Company had 3,021 residential homesites under contract, including 1,326 homesites within the Havenry community (Pigeon Creek DSAP), which is positioned to include significant variable revenue due to its long-term nature, and approximately 647 entitled undeveloped homesites within the SouthWood community.  Excluding the Havenry community and SouthWood community contracts due to their scale and timing, the remaining 1,048 residential homesites under contract are expected to result in revenue of approximately $103.6 million, plus residuals, at closing of the homesites over the next several years.  By comparison, and also excluding the Havenry and SouthWood community contracts, as of September 30, 2025, the Company had 1,345 residential homesites under contract, with an expected revenue of approximately $137.4 million, plus residuals. The change in homesites under contract is due to homesite transactions since the end of the prior period, new contracts, and the amount of remaining homesites in current phases of the residential communities.  The Company’s residential homesite pipeline has over 23,000 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 7,200 residential homes, had 106 net sale contracts executed in the third quarter of 2026.  Since the start of sales in 2021, there have been 2,648 home contracts.  For the third quarter of 2026, there were 67 completed home sales, bringing the community to 2,426 completed home sales. There were 222 homes under contract as of September 30, 2026, with an average sales price of approximately $635,000, which are expected to result in sales value of approximately $140.9 million at completion.

Hospitality

Hospitality revenue increased by 9% to a third quarter record of $66.0 million in the third quarter of 2026, as compared to $60.6 million in the third quarter of 2025.  The gross margin improved to 37% for the third quarter of 2026, as compared to 35% for the third quarter of 2025.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and hotel operations.  For the third quarter of 2026, the Watersound Club revenue (including Camp Creek Inn operations) increased by 14% to $26.4 million, while hotel revenue increased by 7% to $35.5 million, compared to the third quarter of 2025.  As of September 30, 2026, the Company had 3,831 club members, compared to 3,578 club members as of September 30, 2025, a net increase of 253 members.  As of September 30, 2026, the Company owned

(individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, self-storage and other properties decreased by 16% to $14.1 million for the third quarter of 2026, as compared to $16.7 million for the same period in 2025.  The decrease in leasing revenue is primarily due to the sale of the Watercrest joint venture senior living community property in September 2025 and the sale of other operating properties, including the WindMark Beach Town Center in July 2026.

Leasable space as of September 30, 2026, consisted of approximately 1,148,000 square feet, of which approximately 1,114,000, or 97%, were leased, as compared to approximately 1,173,000 square feet as of September 30, 2025, of which approximately 1,133,000, or 97%, were leased.  The decrease in leasable square feet is primarily due to the sale of the WindMark Beach Town Center in July 2026, which consisted of 44,748 leasable square feet, partially offset by newly constructed leasable space in the Watersound Town Center and Watersound West Bay Center.  As of September 30, 2026, the Company had an additional 85,946 square feet of space under construction of which 67,142, or 78%, was pre-leased or will be occupied by the Company.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended September 30, 2026, increased by $1.1 million to $8.0 million, compared to $6.9 million for the same period in 2025.  The Company’s corporate and other operating expenses for the nine months ended September 30, 2026, increased by $3.7 million to $23.6 million, as compared to $19.9 million for the same period in 2025.  Corporate and other operating expenses were approximately 6% of revenue for the first nine months of 2026, as compared to approximately 5% of revenue for the first nine months of 2025.

Investments, Liquidity and Debt

In the third quarter of 2026 the Company repurchased $27.2 million of the Company’s common stock, funded $22.8 million in capital expenditures, paid $9.1 million in cash dividends and repaid $8.8 million of debt, resulting in capital allocation of 53% to shareholders through dividends and stock repurchases, 34% to capital expenditures and 13% to debt repayment.  For the first nine months of 2026, the Company funded $67.5 million in capital expenditures, primarily for growth, repurchased $64.9 million of the Company’s common stock, repaid $30.6 million of debt and paid $27.4 million in cash dividends.  As of September 30, 2026, the Company had $117.9 million in cash and cash equivalents, as compared to $129.6 million as of December 31, 2025.  As of September 30, 2026, the Company had $259.1 million invested in development property, which, when complete, will be added to operating property or sold.

As of September 30, 2026, the weighted average effective interest rate of outstanding debt was 4.7% with an average remaining life of 19.8 years.  As of September 30, 2026, 85% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 15% of debt has interest rates that vary with SOFR.

Earnings Call

The Company will conduct an earnings call on October 29, 2026, at 9:00 a.m. Central Time / 10:00 a.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter and first nine months of 2026 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the third quarter and first nine months of 2026 and 2025, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Real estate revenue (a)	$76.1	$83.8	$185.4	$166.0
Hospitality revenue	66.0	60.6	184.9	169.0
Leasing revenue	14.1	16.7	43.8	49.4
Total revenue	156.2	161.1	414.1	384.4
Expenses
Cost of real estate revenue (a) (b)	27.8	42.5	85.0	85.2
Cost of hospitality revenue (b)	41.8	39.7	119.4	114.3
Cost of leasing revenue (b)	6.0	7.4	17.7	22.4
Corporate and other operating expenses (b)	8.0	6.9	23.6	19.9
Depreciation, depletion and amortization	11.1	11.7	33.9	35.8
Total expenses	94.7	108.2	279.6	277.6
Operating income	61.5	52.9	134.5	106.8
Investment income, net	3.6	3.1	10.1	9.7
Interest expense	(6.8)	(7.8)	(20.8)	(23.3)
Equity in (loss) income from unconsolidated joint ventures (c)	(8.2)	3.5	(0.2)	21.2
Other (expense) income, net	(0.2)	2.2	(0.8)	1.7
Income before income taxes	49.9	53.9	122.8	116.1
Income tax expense	(12.9)	(13.7)	(31.5)	(29.5)
Net income	37.0	40.2	91.3	86.6
Net income attributable to non-controlling interest	(0.1)	(1.5)	—	(0.9)
Net income attributable to the Company	$36.9	$38.7	$91.3	$85.7
Basic net income per share attributable to the Company	$0.65	$0.67	$1.60	$1.48
Basic weighted average shares outstanding	56,735,090	57,841,815	57,123,147	58,046,234

(a)

The quarter and nine months ended September 30, 2026, include revenue of $31.4 million for the initial net present value of additional land sold to the Latitude Margaritaville Watersound joint venture and $9.6 million of cost of revenue.

(b)	Excluding depreciation, depletion and amortization, shown separately above.
(c)

The quarter and nine months ended September 30, 2026, include intra-entity profit elimination, based on the Company’s ownership interest, of $10.9 million related to an additional land sale to the Latitude Margaritaville Watersound joint venture, a pro-rata portion of which will be recognized as each home on the land is sold by the joint venture.

Summary Balance Sheet (Unaudited)

($ in millions)

	September 30,2026	December 31, 2025
Assets
Investment in real estate, net	$982.6	$1,004.9
Investment in unconsolidated joint ventures	89.2	66.0
Cash and cash equivalents	117.9	129.6
Accounts receivable and other assets	73.3	73.8
Property and equipment, net	32.7	41.3
Investments held by special purpose entities	202.1	202.8
Total assets	$1,497.8	$1,518.4

Liabilities and Equity
Debt, net	$361.7	$391.2
Accounts payable and other liabilities	62.7	48.3
Deferred revenue	63.5	58.7
Deferred tax liabilities, net	57.8	65.8
Senior Notes held by special purpose entity	179.1	178.8
Total liabilities	724.8	742.8
Total equity	773.0	775.6
Total liabilities and equity	$1,497.8	$1,518.4

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Employee costs	$3.7	$3.4	$11.6	$9.5
Property taxes and insurance	1.5	1.7	4.8	4.9
Professional fees	1.2	0.8	3.1	2.8
Marketing and owner association costs	0.4	0.4	1.3	0.9
Occupancy, repairs and maintenance	0.4	0.1	0.9	0.4
Other miscellaneous	0.8	0.5	1.9	1.4
Total corporate and other operating expenses	$8.0	$6.9	$23.6	$19.9

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income attributable to the Company	$36.9	$38.7	$91.3	$85.7
Plus: Interest expense	6.8	7.8	20.8	23.3
Less: Investment income, net	(3.6)	(3.1)	(10.1)	(9.7)
Plus: Income tax expense	12.9	13.7	31.5	29.5
Plus: Depreciation, depletion and amortization	11.1	11.7	33.9	35.8
EBITDA	$64.1	$68.8	$167.4	$164.6

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our and our market’s growth prospects; ability to generate recurring revenue and grow profitability; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments and new projects in 2026 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; persistent inflation; elevated fuel costs; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; supply chain disruptions, including as a result of conflicts; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate acquisitions and new business endeavors, such as Watersound Weddings & Events; our ability to yield anticipated returns from our developments and projects; our ability to cooperate effectively with new builder partners; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our JV projects, and any related expenses; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with a senior living facility; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the decreased ability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend and our ability to repurchase stock under our stock repurchase program. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified Florida real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2026, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com